[GRAPHIC OMITTED]
                              North Valley Bancorp


North Valley Bancorp Reports Second Quarter Results

July 21, 2005 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a multi-bank holding company with $899 million in assets, today reported results for the three and six-month periods ending June 30, 2005. North Valley Bancorp ("the
Company") is the parent company for North Valley Bank ("NVB"), and NVB Business
Bank ("NVBBB" formerly named Yolo Community Bank).

Second Quarter Results

         The Company reported net income for the quarter ended June 30, 2005 of $1,987,000 or $0.26 per diluted share compared to $1,982,000 or $0.29 per diluted share for the same period in 2004.

         Net interest income, which represents the Company's largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, increased $2,814,000 or 38.8% for the quarter ended June 30, 2005 compared to the same period in 2004. This was due to an increase in interest income of $3,261,000 partially offset by an increase in interest expense of $447,000. The increase in interest income was due to an increase in total average outstanding loans from $410,383,000 in the second quarter of 2004 to $581,858,000 in the same period this year (an increase of $171,475,000 or 41.8%). Of the $171,475,000 increase in outstanding average loans, $93,096,000 was due to the acquisition of NVBBB in August 2004. The increase in average total loans was funded with an increase in average total deposits of $124,240,000, and an increase in average borrowings of $20,093,000. Average yields on earning assets increased 62 basis points up to 6.32% for the second quarter of 2005 and the average rate paid on interest-bearing liabilities increased by 4 basis points to 1.38% compared to the second quarter of 2004. The increase in asset yields was primarily due to the increase in total loans coupled with an increase in average loan yields, which increased from 6.61% in the second quarter of 2004 to 7.10% in the same period in 2005. The Company's Net Interest Margin for the quarter ending June
30, 2005 was 5.21%, an increase of 63 basis points over the second quarter of 2004.

         Non-interest income was $2,463,000 in the second quarter of 2005 compared to $2,250,000 for the same period in 2004. Service charges on deposits decreased from $1,194,000 in the second quarter of 2004 to $1,189,000 in the second quarter of 2005. The Company recorded $54,000 in gains on mortgage loan sales. The Company is currently selling its fixed-rate mortgage production in order to maintain a loan portfolio with a shorter overall duration. Earnings on cash surrender value of life insurance policies increased from $271,000 in the second quarter of 2004 to $287,000 in the second quarter of 2005. Other non-interest income increased $79,000 from 2004 levels due mainly to increased sales of third-party investment products.

         Non-interest expense totaled $9,463,000 for the three months ending
June 30, 2005 compared to $6,660,000 for the same period in 2004 an increase of $2,803,000 or 42.1%. Salaries and benefits increased by $1,220,000 or 35.1% over the second quarter of 2004 due to the acquisition of NVBBB in August 2004.
Occupancy expense increased from $454,000 in the second quarter of 2004 to $692,000 in the same period in 2005 and other expense increased from $2,222,000 in the second quarter of 2004 to $3,667,000 in the second quarter of 2005, both increases were also due to the acquisition NVBBB's operations.

Linked Quarter Results

         Net interest income increased by $470,000 (20% annualized) from the first quarter of 2005 to the second quarter of 2005. This was the result of increased interest income generated by higher loan totals and an improved Net
Interest Margin of 5.21%, up from 4.96% in the first quarter of 2005.
Non-interest income remained relatively stable for the second quarter of 2005.

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

         Non-interest expense increased from $8,434,000 for the first quarter of 2005 to $9,463,000 for the second quarter of 2005 in part as a result of the opening of new offices in Fairfield, Santa Rosa and Ukiah. Additionally, the Company incurred one-time costs of $325,000, which related to the roll-out of the new NVB brand.

         Net loans outstanding increased from $566,024,000 in the first quarter of 2005 to $591,477,000 in the second quarter of 2005 or 18% annualized.
Deposits decreased $15,925,000 between the first and second quarters of 2005, primarily as a result of a single relationship, however, non-interest demand deposits increased by $9,405,000 between the first and second quarters as a result of new relationships opened at the NVB Business Bank branches.

Year-to-Date Results

         For the six months ended June 30, 2005, the Company reported net income of $4,246,000 or $0.55 per diluted share compared to $4,056,000 or $0.59 per diluted share for the same period in 2004. This represents an increase in net income of $190,000 but a decrease in earnings per share of $0.04. Non-interest income increased $202,000 in the six months ended June 30, 2005 compared to 2004. Net interest income increased $5,368,000, or 37.5% in the six months ended
June 30, 2005 compared to 2004 and non-interest expense increased by $4,647,000 or 35.1% over the same period last year.

Credit Quality

         Non-Performing loans (defined as non-accrual loans and loans 90 days or more past due and still accruing interest) decreased $730,000 to $1,440,000 or 0.24% of total loans at June 30, 2005 from $2,170,000 or 0.39% of total loans at December 31, 2004. The allowance for loan and lease losses at June 30, 2005 was $7,612,000 or 1.27% of total loans compared to $7,217,000 or 1.30% of total loans at December 31, 2004. The ratio of net (recoveries) charge-offs to average loans outstanding for the three months ended June 30, 2005 was (0.01)% compared to 0.06% for the same period in 2004. The Company recorded a provision for loan losses of $450,000 for the six months ending June 30, 2005 compared to no provision for the similar period of 2004. While the overall credit quality of the loan portfolio remains strong the provision was supported primarily by the growth in the commercial lending portfolio. The allowance for loan and lease losses as a percentage of nonperforming loans was 528.61% as of June 30, 2005 compared to 332.58% as of December 31, 2004.

         "The Company discontinued its indirect Dealer Financing Program during the quarter as loan yields declined and competition increased. The portfolio is expected to payoff during the next 24 months thereby providing additional funding capacity for new business", stated Mike Cushman, President & CEO.

Summary

         Mike Cushman, President and CEO, commented as follows:

         "The second quarter of 2005 saw the final integration of NVB Business
Bank, the opening of new offices in Fairfield, Santa Rosa and Ukiah and the hiring of key personnel in all Business Bank markets. Additionally, the new NVB brand was introduced, eliminating the Six Rivers Bank and Yolo Community Bank names thereby providing for greater efficiency and brand recognition."

         "We have made a significant investment in growing the Company through the NVB Business Bank acquisition and the opening of new branches in some of the state's most rapidly growing markets. This investment has resulted in higher non-interest expenses in the short run which we expect to stabilize and be off-set by increasing revenues in the future."

         "North Valley Bancorp has achieved a major strategic goal with the addition of new offices, fully staffed by experienced professionals in most of Northern California's major markets. It has taken us a number of years to achieve this goal. We believe that our financial position going forward will be further strengthened by an expanding Net Interest Margin and by maintaining excellent asset quality", stated Mike Cushman, President and CEO.

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

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty-one commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two
Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern
California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term commercial loans. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.nvbancorp.com for additional information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange
Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman
President & Chief Executive Officer
(530) 226-2900    Fax: (530) 221-4877

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

                      North Valley Bancorp and Subsidiaries
                               Statement of Income
            Dollars in thousands except per share amounts (unaudited)
                        For the Six Months Ended June 30,

                                                                         2005           2004         $ Change       % Change
                                                                     ------------   ------------   ------------   ------------
INTEREST INCOME:
   Loans and leases including fees                                   $     19,706   $     13,238   $      6,468           48.9%
   Investment securities
     Taxable                                                                3,402          3,637           (235)          -6.5%
     Exempt from federal taxes                                                594            968           (374)         -38.6%
   Federal funds sold                                                         261             78            183          234.6%
                                                                     ------------   ------------   ------------   ------------
       Total interest income                                               23,963         17,921          6,042           33.7%

INTEREST EXPENSE:
   Deposits                                                                 2,719          2,228            491           22.0%
   Subordinated debentures                                                    822            740             82           11.1%
   Other borrowings                                                           756            655            101           15.4%
                                                                     ------------   ------------   ------------   ------------
       Total interest expense                                               4,297          3,623            674           18.6%

Net interest income                                                        19,666         14,298          5,368           37.5%

Provision for loan and lease losses                                           450             --            450             --
Net interest income after provision for loan
 and lease losses                                                          19,216         14,298          4,918           34.4%

NONINTEREST INCOME:
   Service charges on deposit accounts                                      2,322          2,566           (244)          -9.5%
   Other fees and charges                                                   1,217          1,099            118           10.7%
   Earnings on cash surrender value of life insurance policies                564            594            (30)          -5.1%
   Gain on sale of loans                                                      101              4             97         2425.0%
   Gains on sales or calls of securities                                       95             22             73          331.8%
   Other                                                                      614            426            188           44.1%
                                                                     ------------   ------------   ------------   ------------
       Total noninterest income                                             4,913          4,711            202            4.3%

NONINTEREST EXPENSES:
   Salaries and employee benefits                                           9,374          6,893          2,481           36.0%
   Occupancy expense                                                        1,319            884            435           49.2%
   Furniture and equipment expense                                            973          1,084           (111)         -10.2%
   Other                                                                    6,231          4,389          1,842           42.0%
                                                                     ------------   ------------   ------------   ------------
       Total noninterest expenses                                          17,897         13,250          4,647           35.1%

Income before provision for income taxes                                    6,232          5,759            473            8.2%

Provision for income taxes                                                  1,986          1,703            283           16.6%
                                                                     ------------   ------------   ------------   ------------

Net income                                                           $      4,246   $      4,056   $        190            4.7%
                                                                     ============   ============   ============   ============
Earnings per share:
   Basic                                                             $       0.58   $       0.62   $      (0.04)          -6.5%
   Diluted                                                           $       0.55   $       0.59   $      (0.04)          -6.8%

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

                     North Valley Bancorp and Subsidiaries
                              Statements of Income
            Dollars in thousands except per share amounts (unaudited)
                         For the quarter ended June 30,

                                                                         2005           2004         $ Change       % Change
                                                                     ------------   ------------   ------------   ------------
INTEREST INCOME:
   Loans and leases including fees                                   $     10,249   $      6,745   $      3,504           51.9%
   Investment securities
     Taxable                                                                1,714          1,754            (40)          -2.3%
     Exempt from federal taxes                                                283            561           (278)         -49.6%
   Federal funds sold                                                          90             15             75          500.0%
                                                                     ------------   ------------   ------------   ------------
       Total interest income                                               12,336          9,075          3,261           35.9%

INTEREST EXPENSE:
     Deposits                                                               1,467          1,087            380           35.0%
     Subordinated debentures                                                  411            386             25            6.5%
     Other borrowings                                                         390            348             42           12.1%
                                                                     ------------   ------------   ------------   ------------
       Total interest expense                                               2,268          1,821            447           24.5%

Net interest income                                                        10,068          7,254          2,814           38.8%

Provision for loan and lease losses                                           180             --            180
Net interest income after provision for loan
 and lease losses                                                           9,888          7,254          2,634           36.3%

NONINTEREST INCOME:
     Service charges on deposit accounts                                    1,189          1,194             (5)          -0.4%
     Other fees and charges                                                   649            564             85           15.1%
     Earnings on cash surrender value of life insurance policies              287            271             16            5.9%
     Gain on sale of loans                                                     54              4             50         1250.0%
     Gains on sales or calls of securities                                      2             14            (12)         -85.7%
     Other                                                                    282            203             79           38.9%
                                                                     ------------   ------------   ------------   ------------
       Total noninterest income                                             2,463          2,250            213            9.5%

NONINTEREST EXPENSES:
     Salaries and employee benefits                                         4,692          3,472          1,220           35.1%
     Occupancy expense                                                        692            454            238           52.4%
     Furniture and equipment expense                                          412            512           (100)         -19.5%
     Other                                                                  3,667          2,222          1,445           65.0%
                                                                     ------------   ------------   ------------   ------------
       Total noninterest expenses                                           9,463          6,660          2,803           42.1%

Income before provision for income taxes                                    2,888          2,844             44            1.5%

Provision for income taxes                                                    901            862             39            4.5%
                                                                     ------------   ------------   ------------   ------------

Net income                                                           $      1,987   $      1,982   $          5            0.3%
                                                                     ============   ============   ============   ============

Earnings per share:
     Basic                                                           $       0.27   $       0.30   $      (0.03)        -10.0%
     Diluted                                                         $       0.26   $       0.29   $      (0.03)        -10.3%

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

                      North Valley Bancorp and Subsidiaries
                                  Balance Sheet
                  (dollars in thousands except per share data)
                                   (unaudited)
                                                                          30-Jun-05      31-Dec-04     $ Change        % Change
                                                                        ------------   ------------   ------------   ------------
ASSETS
Cash and cash equivalents:
  Cash and due from banks                                               $     40,310   $     23,575   $     16,735           71.0%
  Federal funds sold                                                           4,200            640          3,560          556.3%
                                                                        ------------   ------------   ------------   ------------
    Total cash and cash equivalents                                           44,510         24,215         20,295           83.8%

Interest-bearing cash in other financial institutions                             --            500           (500)        -100.0%
Investment securities:
  Available for sale, at fair value                                          184,704        218,961        (34,257)         -15.6%
  Held to maturity, at amortized cost                                            126            133             (7)          -5.3%

Loans and leases, net of allowance for loan and lease losses of
 $7,612 and $7,217 at June 30, 2005 and December 31, 2004                    591,477        546,128         45,349            8.3%
Premises and equipment, net                                                   15,291         13,927          1,364            9.8%
FHLB & FRB Stock                                                               5,154          4,826            328            6.8%
Other real estate owned                                                           --             --             --            0.0%
Goodwill and core deposit intangibles, net                                    18,474         18,799           (325)          -1.7%
Accrued interest receivable                                                    3,871          3,163            708           22.4%
Cash surrender value of life insurance                                        28,055         27,541            514            1.9%
Other assets                                                                   7,714          8,038           (324)          -4.0%
                                                                        ------------   ------------   ------------   ------------
TOTAL ASSETS                                                            $    899,376   $    866,231   $     33,145            3.8%
                                                                        ============   ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Noninterest-bearing demand deposits                                   $    187,255   $    165,595   $     21,660           13.1%
  Interest-bearing                                                                --
    Demand deposits                                                          191,662        187,738          3,924            2.1%
    Savings                                                                  197,282        200,628         (3,346)          -1.7%
    Time Certificates                                                        152,872        157,693         (4,821)          -3.1%
                                                                        ------------   ------------   ------------   ------------
      Total deposits                                                         729,071        711,654         17,417            2.4%

Other borrowed funds                                                          70,738         57,594         13,144           22.8%
Accrued interest payable and other liabilities                                 8,950          9,884           (934)          -9.4%
Subordinated debentures                                                       21,651         21,651             --            0.0%
                                                                        ------------   ------------   ------------   ------------
      Total liabilities                                                      830,410        800,783         29,627            3.7%
                                                                        ------------   ------------   ------------   ------------
STOCKHOLDERS' EQUITY:
Preferred stock, no par value: authorized 5,000,000 shares:
 none outstanding
Common stock, no par value:  authorized 20,000,000
  shares, outstanding  7,411,075 and 7,311,726 at
  June 30, 2005 and December 31, 2004                                         38,802         37,917            885            2.3%
Retained Earnings                                                             31,034         28,403          2,631            9.3%
Accumulated other comprehensive loss, net of tax                                (870)          (872)             2           -0.2%
                                                                        ------------   ------------   ------------   ------------
Total stockholders' equity                                                    68,966         65,448          3,518            5.4%

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $    899,376   $    866,231   $     33,145            3.8%
                                                                        ============   ============   ============   ============

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
                      North Valley Bancorp and Subsidiaries
                  (dollars in thousands except per share data)
                                   (unaudited)

Financial Ratios
                                                                      For the six months
                                                                        ended June 30,
                                                                -------------------------------
                                                                    2005               2004
                                                                ------------       ------------
Return on average assets                                                0.95%              1.13%
Return on average equity                                               12.88%             17.24%
Return on tangible equity                                              11.90%             17.24%
Noninterest Income to average assets                                    1.09%              1.31%
Noninterest Expense to average assets                                   3.97%              3.67%
Net interest margin (Taxable-equivalent)                                5.06%              4.60%
Average equity to average assets                                        7.37%              6.56%

Allowance for Loan and Lease Losses

Balance beginning of year                                       $      7,217       $      6,493
Provision for loan losses                                                450                 --
Net charge offs (recoveries)                                              55                316
                                                                ------------       ------------

Balance end of period                                           $      7,612       $      6,177
                                                                ============       ============



Non-Performing Assets                                             June 30,         December 31,
                                                                    2005               2004
                                                                ------------       ------------
Total nonaccrual loans                                          $      1,032       $      1,155
Loans 90 days past due and still accruing                                408              1,015

Total nonperforming loans                                       $      1,440       $      2,170
Other real estate owned                                                                      --

Total nonperforming assets                                      $      1,440       $      2,170

Nonaccrual loans to total gross loans                                   0.17%              0.15%
Nonperforming loans to total gross loans                                0.24%              0.39%
Total nonperforming assets to total assets                              0.16%              0.21%

Allowance for loan and lease losses to nonperforming loans            528.61%            332.58%
Allowance for loan and lease losses to total gross loans                1.27%              1.30%
Allowance for loan and lease losses to nonperforming assets           528.61%            332.58%


Total gross loans                                                    599,089            553,345
Total assets                                                         899,376            866,231
Average loans outstanding (ytd)                                      569,727            438,044
Average assets (ytd)                                                 901,986            777,604
Average equity (ytd)                                                  66,461             50,655



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